Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

	Aggregate	Amount of
Class of securities offered	offering price	registration fee

Medium-Term Senior Notes, Series D	$11,850,000.00	$465.71(1)

(1)	The filing fee of $465.71 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $164,830.36 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $465.71 is offset against the registration fee due for this offering and of which $164,364.65 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2008-MTNDD212 Dated February 22, 2008
(To Prospectus Supplement Dated April 13, 2006 And Prospectus Dated March 10, 2006)

Citigroup Funding Inc.
Medium-Term Notes, Series D
1,185,000 Strategic Market Access Notes
Based Upon the Citi Country Select
Due March 16, 2011
$10.00 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on March 16, 2011.

•	The notes are not principal protected. The amount you receive at maturity or upon your exercise of the monthly early redemption option described below, if any, may be less than your initial investment in the notes and could be zero.

•	We will not make any payments on the notes prior to maturity or your exercise of the monthly early redemption option.

•	The notes will provide payment at maturity based upon the performance of the Citi Country Select (“CCS”).

•	The CCS is an equity index consisting of five total return indices, each of which tracks the value of an individual country’s equity market and is selected monthly from a fixed universe of 22 country-specific total return indices. These five total return indices are selected based on a preset methodology that attempts to determine the equity markets of countries that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results.

•	The five total return indices are chosen each month based on a preset methodology described under “Description of the Citi Country Select” in this pricing supplement, and are initially equally weighted each month.

•	The value of the CCS is calculated after the deduction of two types of adjustment factors: (i) an index adjustment factor of 1.25% per annum based upon the arithmetic average of the daily closing values of the CCS on each index business day of any month and (ii) country adjustment factors, if applicable, which vary depending upon which countries are added or deleted from the CCS in any month. The deduction of these adjustment factors will reduce the value of the CCS and therefore, the return on your notes.

•	On any index business day during the last five calendar days of each month (a period we refer to as the monthly redemption period) beginning on May 27, 2008, you may redeem the notes you then hold for cash in an amount equal to the net investment value of the notes on the second index business day immediately following the last calendar day of the relevant monthly redemption period minus a redemption fee of 0.25% of such net investment value.

•	At maturity, if you have not already redeemed your notes, you will receive for each note an amount equal to the net investment value of the notes determined on the third index business day prior to the maturity date. The amount you receive at maturity, if any, may be less than your initial investment in the notes and could be zero.

•	On the date of this pricing supplement (which we refer to as the pricing date), the net investment value of the notes is $9.725 per note. On any index business day after the pricing date, the net investment value per note will equal $9.725 multiplied by the percentage change in the value of the CCS from the pricing date to that index business day (which we refer to as the index return percentage). The daily net investment value of the notes is published by the Chicago Board Options Exchange (“CBOE”) under the symbol “CMH” on Bloomberg and “CMH.CO” on Reuters.

•	Because the net investment value per note will be determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the CCS. Moreover, at maturity or upon early redemption, you will receive an amount less than your initial investment in the notes unless the closing value of the CCS on the relevant index business day is greater than 231.70, its closing value on the pricing date, by more than 2.83% (plus the redemption fee, if applicable).

•	The notes will not be listed on any exchange.

•	We issued $70,000,000 principal amount of notes linked to the CCS (7,000,000 notes) on November 27, 2007. The initial net investment value of the Notes was $9.725 on November 27, 2007. During the period beginning November 27, 2007 and ending February 22, 2008, inclusive, the highest net investment value of the Notes was $10.36 and the lowest net investment value of the Notes was $8.34. Past historical values should not be taken as an indication of future results.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-9.

The notes represent obligations of Citigroup Funding Inc. only. “Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. “MSCI” and the “MSCI Indices” are service marks of Morgan Stanley Capital International (“MSCI”). These trademarks and service marks have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. The notes have not been passed on by Standard & Poor’s, the McGraw-Hill Companies, MSCI or the Chicago Board Options Exchange as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, the McGraw-Hill Companies, MSCI or the CBOE and none of the above make any warranties or bear any liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$10.00	$11,850,000.00
Underwriting Discount	$0.275	$325,875.00
Proceeds to Citigroup Funding Inc.	$9.725	$11,524,125.00

The agent expects to deliver the notes to purchasers on or about February 27, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The notes are securities offering no principal protection. The amount you receive at maturity or upon your exercise of the monthly early redemption option described below, if any, may be less than your initial investment in the notes and could be zero and is based on the performance of the Citi Country Select.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from 22 country-specific total return indices — the Morgan Stanley Capital International Inc. (“MSCI”) Daily Total Return Net Indices for each of Australia, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom (collectively, the “MSCI Daily Total Return Net Indices”) and the Standard & Poor’s® (“S&P”) 500 Total Return Index (the “S&P 500® Total Return Index”) for the United States (collectively, the “Underlying Total Return Indices”). Each month the CCS is rebalanced, and reconstituted, if required, through the application of a preset methodology that attempts to determine the five countries with equity markets that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS for that month.

The value of the CCS is calculated after the deduction of two types of adjustment factors: (i) an index adjustment factor of 1.25% per annum based upon the arithmetic average of the daily closing values of the CCS on each index business day of any month and (ii) country adjustment factors, if applicable, which will vary depending upon which countries are added or deleted from the CCS in any month. The deduction of these adjustment factors will reduce the value of the CCS and therefore, the return on your notes.

On any index business day during the last five calendar days of each month (which we refer to as a monthly redemption period) beginning on May 27, 2008, each holder of the notes may redeem a minimum of 1,000 notes ($10,000 aggregate principal amount) for cash in an amount equal to the net investment value of the notes on the second index business day immediately following the last calendar day of such monthly redemption period minus a redemption fee of 0.25% of such net investment value.

On the pricing date, the net investment value of the notes is $9.725 per note. On any index business day after the pricing date, the net investment value per note will equal $9.725 multiplied by the index return percentage of the CCS on that day. The index return percentage of the CCS on any index business day will equal the closing value of the CCS on that day divided by the closing value of the CCS on the pricing date expressed as a percentage. Because the net investment value per note is determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the CCS. Moreover, at maturity or upon early redemption, you will receive an amount less than your initial investment in the notes unless the value of the CCS increases by more than 2.83% (plus the redemption fee, if applicable).

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Will I Receive Any Periodic Payments on the Notes?

No. We will not make payments on the notes prior to maturity or your exercise of the monthly early redemption option.

Is There a Possibility of Loss of Capital?

The notes do not guarantee any return of principal. Instead, the amount we pay you upon your exercise of the monthly early redemption option or at maturity, if any, is based upon the net investment value of the notes.

Because the dollar amount used to calculate the net investment value per note will always be $9.725, not $10, the value of the CCS must increase by more than 2.83% (plus the redemption fee, if applicable) in order for you to receive at maturity or upon early redemption at least your initial investment in the notes. In addition, the payment you receive at maturity or upon early redemption, if any, will be less, and possibly significantly less, than the $10 principal amount per note if the value of the CCS declines or does not increase sufficiently. You should refer to “Description of the Notes — Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples” and “Risk Factors — The Notes Are Not Principal Protected. You May Receive Less than Your Initial Investment at Maturity or Upon Early Redemption if the Value of the CCS Declines or Does Not Increase Significantly.”

What Will I Receive if I Redeem My Notes Prior to Maturity?

On any index business day during a monthly redemption period, you may redeem a minimum of 1,000 notes ($10,000 aggregate principal amount) for cash in an amount equal to the net investment value of the notes on the second index business day immediately following the last calendar day of such monthly redemption period (which we refer to as the redemption valuation date) minus a redemption fee of 0.25% of such net investment value. The first monthly redemption period will commence on May 27, 2008.

A minimum of 1,000 notes ($10,000 aggregate principal amount) must be redeemed at one time for a redemption request to be accepted. To redeem your notes during any monthly redemption period, you must instruct your broker to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this pricing supplement;

•	deliver your official notice of redemption to us (which must be acknowledged by us) on any index business day in a monthly redemption period at or prior to 12:00 p.m. (New York City time) on the last index business day in that monthly redemption period; and

•	transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth payment day following the redemption valuation date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last index business day in a monthly redemption period, your notice will not be effective, you will not be able to redeem your notes until the following monthly redemption period and you will need to again complete all the required steps outlined above if you wish to redeem your notes during a subsequent monthly redemption period.

The amount due upon early redemption will be paid by us to the trustee for delivery to you on the fifth payment day following the redemption valuation date. Alternatively, we may request that Citigroup Global Markets Inc., one of our broker-dealer affiliates, purchase the notes from you in exchange for the cash amount that would otherwise have been payable by us. In this case, Citigroup Global Markets will pay to the trustee the amount due for delivery to you on the fifth payment day following the redemption valuation date. A payment day is any day on which banking institutions in New York are not required by law to close for business.

What is the Net Investment Value of the Notes?

The net investment value of the notes on the pricing date is $9.725 per note. The net investment value per note on any index business day after the pricing date will equal the product of (x) $9.725 and (y) the index return percentage. The daily net investment value of the notes is published by the CBOE under the symbol “CMH” on Bloomberg and “CMH.CO” on Reuters.

The index return percentage on any index business day will equal the following fraction, expressed as a percentage:

Ending Index Value
Starting Index Value

The starting index value equals 231.70, the closing value of the CCS on the pricing date.

The ending index value will equal the closing value of the CCS on the relevant index business day.

If the closing value of the CCS on any index business day is not reported because of a market disruption event or otherwise, the value of the CCS for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the CCS obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the CCS by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

For more specific information about the index return percentage, a market disruption event and the determination of the net investment value of the notes, please see “Description of the Notes — Net Investment Value” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

If you do not redeem your notes during a monthly redemption period, the payment you receive at maturity of the notes, if any, will be equal to the net investment value of the notes determined on the third index business day prior to maturity, which we refer to as the final valuation date. The net investment value of the notes on the final valuation date will depend on the performance of the CCS from the pricing date to the final valuation date. In order for you to receive at least your initial investment of $10 per note, the net investment value of the notes on the final valuation date must equal at least $10 per note, an increase of approximately 2.83% from the net investment value on the pricing date. Otherwise, the amount you receive, if any, will be less than your initial investment in the notes and could be zero.

Where Can I Find Examples of Hypothetical Amounts Payable at Maturity or Upon Early Redemption?

For a table setting forth hypothetical amounts you could receive upon your exercise of the monthly early redemption option or at maturity, see “Description of the Notes — Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples” in this pricing supplement.

What Are the Costs Related to an Investment in the Notes?

Your return on the notes will reflect the deduction of the following costs, as applicable:

Sales Charge: Because the net investment value per note on any index business day after the pricing date will be determined by multiplying the index return percentage by $9.725, not $10, the value of the CCS must increase by more than 2.83% (plus the redemption fee, if applicable) from its value on the pricing date in order for you to receive at maturity or upon early redemption at least your initial investment in the notes. The $0.275 per note is paid to Citigroup Global Markets and is comparable to paying an underwriting fee of 2.75% per note.

Redemption Fee: A redemption fee of 0.25% of the relevant net investment value will be deducted from any amount payable to you upon your exercise of the monthly early redemption option. The redemption fee is to cover the administrative costs related to the redemption and is payable to Citigroup Global Markets as calculation agent.

CCS Adjustment Factors: The value of the CCS is calculated after the deduction of two types of adjustment factors: (i) an index adjustment factor of 1.25% per annum based upon the arithmetic average of the daily closing values of the CCS on each index business day of any month and (ii) country adjustment factors, if applicable, which will vary depending upon which countries are added or deleted from the CCS in any month. The deduction of these adjustment factors will reduce the value of the CCS and therefore, the return on your notes. For a list of the specific country adjustment factors applicable to each country and for further information on both types of adjustment factors, please see “Description of the Citi Country Select — CCS Adjustment Factors” in this pricing supplement. You should also refer to “Risk Factors — The Calculation of the Net Investment Value and the Redemption Fee Will Have the Effect of Reducing the Value of Your Notes” in this pricing supplement.

Who Publishes the Citi Country Select and What Does It Measure?

The CBOE began calculating and publishing the daily value of the CCS under the symbol “CTH” on October 12, 2007, with an initial value of 100 as of June 7, 2004. The CCS is based on a preset methodology, developed by the Citigroup Global Quantitative Research Team and launched on June 7, 2004.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from a fixed universe of 22 Underlying Total Return Indices each representing a different country. Each month the CCS is rebalanced and reconstituted, if required, through the application of the preset methodology that attempts to determine the five countries with equity markets that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS. For further information on the CCS, including its makeup, method of calculation and changes in its components, see “Description of the Citi Country Select” in this pricing supplement.

What Are the Underlying Total Return Indices and What Do They Measure?

The Underlying Total Return Indices are composed of the 22 country-specific total return indices listed below — 21 MSCI Daily Total Return Net Indices and the S&P 500® Total Return Index. The number and composition of the 22 Underlying Total Return Indices is fixed and will not change during the term of the notes, except in the limited circumstances described in “Description of the Citi Country Select — Discontinuance of an Underlying Total Return Index” in this pricing supplement.

Bloomberg Index
Ticker Symbol	Index Description	Country

NDDUAS	MSCI Daily Total Return Net Australia USD	Australia
NDDUAT	MSCI Daily Total Return Net Austria USD	Austria
NDDUBE	MSCI Daily Total Return Net Belgium USD	Belgium
NDUEBRAF	MSCI Daily Total Return Net Brazil USD	Brazil
NDDUCA	MSCI Daily Total Return Net Canada USD	Canada
NDDUFR	MSCI Daily Total Return Net France USD	France
NDDUGR	MSCI Daily Total Return Net Germany USD	Germany
NDDUHK	MSCI Daily Total Return Net Hong Kong USD	Hong Kong
NDDUIT	MSCI Daily Total Return Net Italy USD	Italy
NDDUJN	MSCI Daily Total Return Net Japan USD	Japan
NDDUMAF	MSCI Daily Total Return Net Malaysia USD	Malaysia
NDEUMXF	MSCI Daily Total Return Net Mexico USD	Mexico
NDDUNE	MSCI Daily Total Return Net Netherlands USD	Netherlands
NDDUSG	MSCI Daily Total Return Net Singapore USD	Singapore
NDEUSSA	MSCI Daily Total Return Net South Africa USD	South Africa
NDEUSKO	MSCI Daily Total Return Net Korea USD	South Korea
NDDUSP	MSCI Daily Total Return Net Spain USD	Spain
NDDUSW	MSCI Daily Total Return Net Sweden USD	Sweden
NDDUSZ	MSCI Daily Total Return Net Switzerland USD	Switzerland
NDEUSTW	MSCI Daily Total Return Net Taiwan USD	Taiwan
NDDUUK	MSCI Daily Total Return Net United Kingdom USD	United Kingdom
SPTR	S&P 500® Total Return Index	United States

Published, calculated and maintained by MSCI, the MSCI Daily Total Return Net Indices are among the most widely used global benchmarks in the industry to track the overall equity performance of 23 developed and 27 emerging markets. The MSCI Daily Total Return Net Indices measure the market performance, including price performance and income, from dividend payments of the stocks comprising such index, reinvesting any cash dividends paid on the underlying stocks back in the relevant index on the ex-dividend date for such dividend payment. The amount of the cash dividends reinvested approximate the minimum possible dividend, after deduction of the maximum withholding tax rate applicable (generally, the rate applicable to non-resident institutional investors).

The S&P 500® Total Return Index is published, calculated and maintained by S&P, a division of The McGraw-Hill Companies, Inc. The S&P 500® Total Return Index is the total return version of the S&P 500 Index and is calculated in the same manner as the S&P 500® Index, provided that, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks. The S&P 500® is the Standard and Poor’s Composite Index of 500 stocks and is the most widely recognized unmanaged index of U.S. common stock prices. As of January 31, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market.

For further information on the Underlying Total Return Indices, including their methods of calculation, see “Description of the MSCI Daily Total Return Net Indices” and “Description of the S&P 500® Total Return Index” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Underlying Total Return Indices.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a note for U.S. federal income tax purposes as a cash-settled prepaid forward contract providing for the future payment based on the value of the CCS. Under such treatment, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the note. In addition, at maturity a U.S. Holder will recognize capital gain or loss under such treatment equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder’s tax basis in the note at that time. Gain or loss on the sale, redemption or other disposition of the notes generally will be long-term capital gain or loss under such treatment if the U.S. Holder has held the notes for more than one year at maturity. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

You should note that no statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the underlying indices. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Finally, the IRS and U.S. Treasury Department have recently requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to the notes. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, could require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange. While the CBOE publishes the value of the CCS and the net investment value of the notes on a daily basis, this is informational only and does not create any secondary market for the notes. Although Citigroup Global Markets intends to make a secondary market for the notes, it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. In addition, the value of the CCS is published by the CBOE only once a day. There are no intra-day values for the CCS since the equity markets represented by several of the Underlying Total Return Indices may be closed during New York trading hours.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the notes, will determine whether a redemption notice has been timely received and will calculate the redemption fee amount. Additionally, the Citigroup Global Quantitative Research Team, a department within Citigroup Global Markets, will compile the monthly results of the methodology on which the CCS is based. These monthly results will determine, for example, whether the CCS is reconstituted and which five Underlying Total Return Indices will be included in the CCS for each month.

Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes. You should refer to “Risk Factors — Risk Factors Relating to the Notes — Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., is the Calculation Agent, Which Could Result in a Conflict of Interest” in this pricing supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in shares of exchange traded funds based on the Underlying Total Return Indices (“ETF shares”) or the stocks included in the Underlying Total Return Indices underlying the CCS, or in other instruments, such as options, swaps or futures, based upon the CCS, each of the Underlying Total Return Indices, the ETF shares or the stocks included in the Underlying Total Return Indices comprising the CCS. This hedging activity could affect the value of the CCS and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment in the Notes?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the amount you receive at maturity or upon your exercise of the monthly early redemption option, if any, will be based on the net investment value of the notes, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the CCS and other events that are difficult to predict and beyond our control.

Risk Factors Relating to the Notes

The Notes Are Not Principal Protected. You May Receive Less than Your Initial Investment at Maturity or Upon Early Redemption if the Value of the CCS Declines or Does Not Increase Significantly

The amount payable at maturity or upon your exercise of the monthly early redemption option, if any, will depend on the net investment value of the notes on the final valuation date or the relevant redemption valuation date. As a result, the amount you receive at maturity or upon early redemption may be less than the amount you paid for your notes. If the value of the CCS declines, remains the same or does not increase by more than 2.83% (plus the redemption fee, if applicable) from 231.70, its value on the pricing date, so that the net investment value per note on the relevant date is less than $10 per note, the amount you receive for each note will be less than the $10 you paid for each note. This will be true even if the value of the CCS at one or more times during the term of the notes exceeds the value of the CCS on the pricing date.

The Calculation of the Net Investment Value and the Redemption Fee Will Have the Effect of Reducing Your Return on the Notes

Because the net investment value per note is determined by multiplying the index return percentage by $9.725, not $10, only 97.25% of your initial investment in the notes will participate in the appreciation, if any, of the CCS. Moreover, upon early redemption a fee of 0.25% of the net investment value will be deducted from the redemption payment, further reducing the return on your notes. The value of the CCS must increase by more than 2.83% (plus the redemption fee, if applicable) from 231.70, its value on the pricing date, for the amount payable at maturity or upon early redemption to be greater than your initial investment in the notes.

You Will Not Receive Any Payments on the Notes Prior to Maturity or Your Exercise of the Monthly Early Redemption Option.

You will not receive any payments on the notes prior to maturity or your exercise of the monthly early redemption option. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in any of the Underlying Total Return Indices.

The Monthly Early Redemption Option Can Only Be Exercised During the Monthly Redemption Periods and Must be for at Least 1,000 Notes Per Holder

If you elect to exercise your monthly early redemption option, you must offer to redeem at least 1,000 notes ($10,000 aggregate principal amount) at one time during the monthly redemption periods. To redeem your notes during any monthly redemption period, you must instruct your broker to take the following steps through normal clearing system channels: (1) fill out an official notice of redemption, which is attached as Annex A to this pricing supplement; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any index business day in a monthly redemption period at or prior to 12:00 p.m. (New York City time) on the last index business day in a monthly redemption period; and (3) transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth payment day following the redemption valuation date.

If you provide your official notice of redemption after 12:00 p.m. (New York City time) on the last index business day in a monthly redemption period, your notice will not be effective and you will need to again complete all the required steps outlined above if you wish to redeem your notes during a subsequent monthly redemption period. You should refer to “Description of the Notes — Exercising the Monthly Early Redemption Option.”

The Return on the CCS May Be Lower Than the Return of an Index Based Upon a Different Combination of Underlying Total Return Indices

The five Underlying Total Return Indices comprising the CCS each month will be selected solely on the basis of the results of the Methodology. There is no guarantee that this combination of five Underlying Total Return Indices will actually perform better than a different combination of Underlying Total Return Indices. This may cause your return on the notes, if any, to be less than the return on an index linked to a different combination of the Underlying Total Return Indices.

The Return on the CCS May Be Lower Than the Return on One or More of the Underlying Total Return Indices

Because the value of the CCS will be based on the returns of five of the 22 Underlying Total Return Indices, a significant increase in the value of one index underlying the CCS but not another may be substantially or entirely offset by a decrease in the value of another index underlying the CCS at the same time. This may cause your return on the notes, if any, to be less than the return on a similar instrument linked to one or more of the Underlying Total Return Indices.

The Return on the CCS May Be Lower Than an Index with More Geographic Diversification

While the CCS will be comprised of five of the 22 Underlying Total Return Indices each month, the five Underlying Total Return Indices in any month may be geographically concentrated. Such lack of diversification may cause the value of the CCS to be more volatile and/or cause the return on the notes, if any, to be less than the return on a similar instrument linked to more a geographically diverse index.

The Hypothetical Historical Performance of the CCS Is Not Indicative of the Future Performance of the CCS

The hypothetical historical performance of the CCS, which is included in this pricing supplement, should not be taken as an indication of the actual performance of the CCS during the term of the notes, an indication of whether you should exercise the monthly early redemption option or the actual amount you will receive at maturity or upon early redemption. It is impossible to predict whether the actual value of the CCS will rise or fall.

The Yield on the Notes, if Any, May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the net investment value of the notes on the final valuation date or the relevant redemption valuation date is less than 267.11 (an increase of 15.30% from the value of the CCS on the pricing date), the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. While Citigroup Global Markets intends to make a secondary market for the notes, it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Additionally, the value of the CCS is published by the CBOE only once a day. There are no intra-day values for the CCS since the equity markets represented by several of the Underlying Total Return Indices may be closed during New York trading hours.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the CCS and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant. Many of these factors also affect the net investment value of the notes and may impact the amount you receive at maturity or upon early redemption, if any.

Value of the CCS.  We expect that the market value of the notes will depend substantially on the amount by which the value of the CCS changes from 231.70, its closing value on the pricing date. However, changes in the value of the CCS may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the CCS exceeds the initial index value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the CCS will continue to fluctuate between that time and the time when the amount you will receive at maturity is determined. If you choose to sell your notes when the value of the CCS is below the initial index value, you may receive less than the amount you originally invested.

The prices of the stocks included in the Underlying Total Return Indices comprising the CCS will be influenced by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the equity trading markets on which the stocks are traded and by various circumstances that can influence the prices of the stocks. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the value of the CCS.

Events Involving the Companies Included in the Underlying Total Return Indices.  General economic conditions and earnings results of the companies whose common stock are included in the Underlying Total Return Indices and real or anticipated changes in those conditions or results may affect the value of the CCS and the market value of the notes.

Currency Exchange Rates.  Because the value of the CCS is denominated and calculated in U.S. dollars and the value of each of the MSCI Daily Total Return Net Indices are denominated and calculated in a currency other than U.S. dollars, the value of the CCS will be exposed to currency exchange risk. Your net exposure to this risk will depend on the extent to which these foreign currencies strengthen or weaken against the U.S. dollar and the relative weight of each Underlying Total Return Index then-comprising the CCS. If, taking into account such weighting, the U.S. dollar strengthens against these other currencies, the value of the Underlying Total Return Indices will be adversely affected and the value of the CCS and the market value of the notes will decline.

Tracking Error.  The equity markets of the 21 countries tracked by the MSCI Daily Total Return Net Indices are located outside the United States and many outside of North America and, therefore, open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange markets during hours when the notes are not traded and those movements may be reflected in the market value of the notes when trading hours for the notes commence.

Hedging Activities.  Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in shares of exchange traded funds based on the Underlying Total Return Indices (“ETF shares”) or the stocks included in the Underlying Total Return Indices comprising the CCS, or in other instruments, such as options, swaps or futures, based upon the CCS, each of the Underlying Total Return Indices, the ETF shares or the stocks included in the Underlying Total Return Indices comprising the CCS. This hedging activity could affect the value of the CCS and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or losses from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results.  Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Included in the Underlying Total Return Indices or Derivative Instruments Related to the Underlying Total Return Indices by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the ETF shares or the stocks included in the Underlying Total Return Indices comprising the CCS, or derivative instruments relating to the CCS, each of the Underlying Total Return Indices, the ETF shares or the stocks included in the Underlying Total Return Indices comprising the CCS for their own accounts in connection with their normal business practices. These transactions could affect the value of the CCS and, therefore, the market value of the notes.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes and the CCS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours. Citigroup Global Markets will determine, among other things, the net investment value for the notes on any index business day, whether a redemption notice has been timely received and the redemption fee amount.

In addition, the Citigroup Global Quantitative Research Team, a department within Citigroup Global Markets, will compile the monthly results of the preset methodology on which the CCS is based. These monthly results will determine, for example, whether the CCS is reconstituted and which five Underlying Total Return Indices will be included in the CCS each month.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the underlying indices. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement.

Risk Factors Relating to the Methodology and Total Return Indices Underlying the CCS

The Preset Methodology Will Not Be Altered During the Term of the Notes

The 21 MSCI Daily Total Return Net Indices do not represent all of the currently-published MSCI Daily Total Return Net Indices nor do they represent the full global equity market. For example, the equity markets of China and India are not currently represented in the CCS and will not be added as an Underlying Total Return Index should those equity markets be represented by a new MSCI Daily Total Return Net Index during the term of the notes.

Similarly, as described in detail in “Description of the Citi Country Select” below, the preset methodology on which the CCS is based evaluates the 22 countries represented by the Underlying Total Return Indices on the basis of only 17 economic factors. Any other economic factors, political events or other market developments will not be reflected in the computation of the preset methodology or in the calculation of the CCS, except to the extent such factor, event or development impacts the 17 preset factors.

Because the 22 countries and 17 factors in the preset methodology are fixed and will not be altered during the term of the notes, the value of the CCS may be less than the value of an index that took new factors or the equity indices of additional countries into account. In addition, there is no guarantee that the five countries identified each month by the preset methodology will actually outperform the fixed universe of 22 countries analyzed by the preset methodology or the global equity markets generally, as represented by MSCI World Index, for example.

The Values of the MSCI Daily Total Return Net Indices are Subject to Currency Exchange Rate Risk

Because the value of the CCS is denominated and calculated in U.S. dollars and the value of each of the MSCI Daily Total Return Net Indices are denominated and calculated in a currency other than U.S. dollars, the value of the CCS will be exposed to currency exchange risk. Your net exposure to this risk will depend on the extent to which these foreign currencies strengthen or weaken against the U.S. dollar and the relative weight of each MSCI Daily Total Return Net Index then-comprising the CCS. If, taking into account such weighting, the U.S. dollar strengthens against these other currencies, the value of the MSCI Daily Total Return Net Indices will be adversely affected and the value of the CCS will decline.

The Values of the MSCI Daily Total Return Net Indices are Subject to Tracking Error

The equity markets of the 21 countries tracked by the MSCI Daily Total Return Net Indices are located outside the United States and many outside of North America and, therefore, open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange markets during hours when the notes are not traded and those movements may be reflected in the value of the CCS when trading hours in the United States commence.

Foreign Jurisdictions

All of the underlying stocks that constitute the MSCI Daily Total Return Net Indices are listed on foreign stock exchanges. You should be aware that investments in securities, such as the notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities and the value of the MSCI Daily Total Return Net Indices and the notes.

The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the stocks included in the MSCI Daily Total Return Net Indices are traded may have adopted certain measures intended to prevent extreme fluctuations in individual stock prices. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the MSCI Daily Total Return Net Indices may be limited by price limitations on, suspensions of trading of, individual stocks included in the MSCI Daily Total Return Net Indices, which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

Prices of the stocks included in the MSCI Daily Total Return Net Indices are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Investments in or Related to Emerging Markets, Such as Certain of the Underlying Total Return Indices, are Subject to Greater Risks than Those in More Developed Markets

Certain of the MSCI Daily Total Return Net Indices are comprised of stocks from foreign markets, many of which are considered emerging markets. Investments in or related to emerging markets are subject to a greater risk of loss than those in more developed markets due to economic, political and social instability.

Some emerging market countries have experienced currency devaluations and substantial rates of inflation as well as periods of economic recession that have had a negative effect on the economies and securities markets of such emerging countries. Economies in emerging market countries generally are heavily dependent on commodity prices and international trade and, accordingly, have been and may continue to be affected adversely by the economies of their trading partners, trade barriers, exchange controls, managed adjustments to relative currency values, and may suffer from extreme and volatile debt burdens. These countries may be subject to other protectionist measures imposed or negotiated by the countries with which they trade.

Some governments are authoritarian in nature or have been installed or removed as a result of military coups, while governments in other emerging market countries have periodically used forced to suppress civil dissent. Disparities of wealth, the pace and success of democratization, and ethnic, religious and racial disaffection, among other factors, have also led to social unrest, violence and/or labor unrest in some emerging market countries. Unanticipated political or social developments may result in sudden and significant investment losses.

Investing in emerging market countries involves a greater risk of loss due to expropriation, nationalization, confiscation of assets and property or the imposition of restrictions on foreign investments and on repatriation of capital invested by certain emerging market countries.

In addition, some of these countries are located in parts of the world prone to natural disasters such as earthquakes, volcanoes or tsunamis. Any such event could have a large negative impact on their respective economies.

You Will Have No Rights Against Any Publisher of an Underlying Total Return Index or Any Issuer of Any Stock Included in Any of the Underlying Total Return Indices

You will have no rights against any index publisher of the Underlying Total Return Indices or any issuer of any stock included in the Underlying Total Return Indices, even though the amount you receive at maturity or upon early redemption, if any, will depend on the weighted values of five of the 22 Underlying Total Return Indices and such values are based on the prices of the stocks included in those five indices. By investing in the notes you will not acquire any shares of stocks included in the Underlying Total Return Indices and you will not receive any dividends or other distributions with respect to stocks included in the Underlying Total Return Indices. The index publishers and the issuers of the stocks included in the Underlying Total Return Indices are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Strategic Market Access Notes based upon the Citi Country Select (the “Notes”) are securities offering no principal protection. The amount you receive at maturity or upon your exercise of the Monthly Early Redemption Option described below, if any, will be based on the performance of the Citi Country Select (“CCS”) and may be less than your initial investment in the notes and could be zero.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from 22 country-specific total return indices — the Morgan Stanley Capital International Inc. (“MSCI”) Daily Total Return Net Indices for each of Australia, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom (collectively, the “MSCI Daily Total Return Net Indices”), and the Standard & Poor’s® (“S&P”) 500 Total Return Index (the “S&P 500® Total Return Index”) for the United States (collectively, the “Underlying Total Return Indices”). Each month the CCS is rebalanced and reconstituted, if required, through the application of a preset methodology that attempts to determine the five countries with equity markets that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS for that month.

The value of the CCS is calculated after the deduction of two types of adjustment factors: (i) an Index Adjustment Factor of 1.25% per annum based upon the arithmetic average of the daily closing values of the CCS on each Index Business Day of any month and (ii) Country Adjustment Factors, if applicable, which will vary depending upon which countries are added or deleted from the CCS in any month. The deduction of these adjustment factors will reduce the value of the CCS and therefore, the return on your notes.

On any Index Business Day during the last five calendar days of each month (a “Monthly Redemption Period”) beginning on May 27, 2008, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) for cash in an amount equal to the Net Investment Value of the Notes on the second Index Business Day immediately following the last calendar day of such Monthly Redemption Period (the “Redemption Valuation Date”) minus a Redemption Fee of 0.25% of such Net Investment Value. The Redemption Fee will have the effect of reducing your return on the Notes.

On the Pricing Date, the Net Investment Value of the Notes is $9.725 per note. On any Index Business Day after the Pricing Date, the Net Investment Value of a Note will equal $9.725 multiplied by the Index Return Percentage of the CCS on that day. The Index Return Percentage of the CCS on any Index Business Day will equal the closing value of the CCS on that day divided by the closing value of the CCS on the Pricing Date, expressed as a percentage. Because the Net Investment Value of a Note is determined by multiplying the Index Return Percentage by $9.725, not $10, only 97.25% of your initial investment in the Notes will participate in the appreciation, if any, of the CCS. Moreover, at maturity or upon your exercise of the Monthly Early Redemption Option, you will receive an amount less than your initial investment in the Notes unless the value of the CCS increases by more than 2.83% (plus the Redemption Fee, if applicable).

The Notes will mature on March 16, 2011, are redeemable by you during Monthly Redemption Periods beginning May 27, 2008 and do not provide for early redemption by us. The Notes are a series of unsecured senior debt securities issued by Citigroup Funding, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a principal amount of $10. You may transfer the Notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Account holders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any payment on the Notes prior to maturity or your exercise of the Monthly Early Redemption Option. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Total Return Indices.

Payment at Maturity

If not redeemed by you prior to maturity, the Notes will mature on March 16, 2011. The Notes are not principal protected. Unless earlier redeemed, at maturity you will receive an amount in cash equal to the Net Investment Value of the Notes on the Final Valuation Date, which will be the third Index Business Day before the maturity date.

Net Investment Value

The Net Investment Value of the Notes on the pricing date is $9.725 per note. The Net Investment Value per Note on any Index Business Day after the Pricing Date will equal the product of (x) $9.725 and (y) the Index Return Percentage. The daily net investment value of the Notes is published by the CBOE under the symbol “CMH” on Bloomberg and “CMH.CO” on Reuters. The Index Return Percentage on any Index Business Day will equal the following fraction, expressed as a percentage:

Ending Index Value
Starting Index Value

The Starting Index Value equals 231.70, the closing value of the CCS on the Pricing Date.

The Ending Index Value will equal the closing value of the CCS on the relevant Index Business Day.

If the closing value of the CCS on any Index Business Day is not reported because of a Market Disruption Event or otherwise, the value of the CCS for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the CCS obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the CCS by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

An Index Business Day means a day, as determined by the calculation agent, on which the CCS or any successor index is calculated and published and on which securities comprising more than 80% of the value of each of the five Underlying Total Return Index then-comprising the CCS is capable of being traded on its relevant exchange or market during the one-half hour before the determination of the closing value of such Underlying Total Return Index then-comprising the CCS. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

A Market Disruption Event means, as determined by the calculation agent in its sole discretion, (i) the unavailability, through a recognized system of public dissemination of exchange rate information, of a currency exchange rate for a foreign currency relating to any of the five Underlying Total Return Indices then-comprising the CCS for U.S. dollars, or (ii) the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of any of the five Underlying Total Return Indices then-comprising the CCS or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the CCS or any of the five Underlying Total Return Indices then-comprising the CCS or any successor index or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of any of the five Underlying Total Return Indices then-comprising the CCS or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in any of the five Underlying Total Return Indices then-comprising the CCS is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the relevant Underlying Total Return Index will be based on a comparison of the portion of the value of the relevant Underlying Total Return Index attributable to that security relative to the overall value of the relevant Underlying Total Return Index, in each case immediately before that suspension or limitation.

Monthly Early Redemption Option

On any Index Business Day during a Monthly Redemption Period, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) at one time for cash in an amount equal to the Net Investment Value of the Notes on the Redemption Valuation Date minus a Redemption Fee of 0.25% of such Net Investment Value.

A minimum of 1,000 Notes ($10,000 aggregate principal amount) must be redeemed at one time for a request to exercise the Monthly Early Redemption Option to be accepted. Redeeming your Notes during a Monthly Redemption Period could represent a partial return of your investment on the Notes. You should refer to “Certain United States Federal Income Tax Considerations” of this pricing supplement for an explanation of how taxable gain or loss from the partial return of your investment will be calculated.

Each Monthly Redemption Period will commence on and include the last five calendar days of each month. The first Monthly Redemption Period will commence on May 27, 2008.

Exercising the Monthly Early Redemption Option

To redeem your Notes during any Monthly Redemption Period, you must instruct your broker to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this pricing supplement;

•	deliver your official notice of redemption to us (which must be acknowledged by us) on any Index Business Day in a Monthly Redemption Period but at or prior to 12:00 p.m. (New York City time) on the last Index Business Day in that Monthly Redemption Period; and

•	transfer your book-entry interest in the Notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth Payment Day following the Redemption Valuation Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last Index Business Day in a Monthly Redemption Period, your notice of redemption will not be effective, you will not be able to redeem your Notes until the following Monthly Redemption Period and you will need to again complete all the required steps outlined above if you wish to redeem your Notes during a subsequent Monthly Redemption Period.

If you redeem your Notes on any such day as described in the preceding paragraph, you will receive per Note a cash amount equal to (1) the Net Investment Value of the Notes on the Redemption Valuation Date minus (2) a Redemption Fee of 0.25% of such Net Investment Value.

Since the Notes will be held only in book-entry form, only DTC may exercise the Monthly Early Redemption Option with respect to the Notes. Accordingly, beneficial owners of the Notes that desire to have all or any portion of their Notes redeemed must instruct the participant through which they own their interest to direct DTC to exercise the Monthly Early Redemption Option on their behalf by forwarding the notice of redemption to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before the participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of the Notes relating to the right to redeem their Notes will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Notes, on DTC’s records, to the trustee on our behalf on the fifth Payment Day following the Redemption Valuation Date.

The amount due upon early redemption will be paid by us to the trustee for delivery to you on the fifth Payment Day following the Redemption Valuation Date. Alternatively, we may request that Citigroup Global Markets, one of our broker-dealer affiliates, purchase the Notes from you in exchange for the cash amount that would otherwise have been payable by us. In this case, Citigroup Global Markets will pay to the trustee the amount due for delivery to you on the fifth payment day following the Redemption Valuation Date. A Payment Day is any day on which banking institutions in New York are not required by law to close for business.

Amounts Payable at Maturity or Upon Early Redemption — Hypothetical Examples

The examples of hypothetical amounts received at maturity or upon your exercise of the Monthly Early Redemption Option set forth below are intended to illustrate the effect of different closing values of the CCS on the amount you will receive in respect of the Notes upon your exercise of the Monthly Early Redemption Option or at maturity. All of the hypothetical examples are based on the following assumptions:

° Issue Price: $10.00 per Note

° Starting Index Value: 240.00

° Redemption Fee: 0.25% of the Net Investment Value

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive upon your exercise of the Monthly Early Redemption Option will depend on the Net Investment Value on the relevant Redemption Valuation Date, minus the Redemption Fee, while the actual amount you receive at maturity (if the Notes are not earlier redeemed) will depend on the Net Investment Value on the Final Valuation Date.

							Hypothetical	Hypothetical
							Amount Received	Note Return
	Hypothetical	Hypothetical	Hypothetical	Hypothetical	Hypothetical		Upon Exercise	Upon Exercise
	Starting	Ending	Index	Initial	Maturity	Hypothetical	of the Early	of the Early
	Index	Index	Return	Investment	Payment	Return at	Redemption	Redemption
Example	Value	Value	Percentage(1)	per Note	per Note(2)	Maturity	Option(3)	Option

1	240.00	144.00	60.00%	$10.000	$5.835	−41.65%	$5.820	−41.80%
2	240.00	216.00	90.00%	$10.000	$8.753	−12.48%	$8.731	−12.69%
3	240.00	240.00	100.00%	$10.000	$9.725	−2.75%	$9.701	−2.99%
4	240.00	246.79	102.83%	$10.000	$10.000	0.00%	$9.975	−0.25%
5	240.00	247.40	103.08%	$10.000	$10.025	0.25%	$10.000	0.00%
6	240.00	264.00	110.00%	$10.000	$10.698	6.98%	$10.671	6.71%
7	240.00	336.00	140.00%	$10.000	$13.615	36.15%	$13.581	35.81%

(1)	The Hypothetical Index Return Percentage equals the following fraction, expressed as a percentage:

Ending Index Value
Starting Index Value

(2)	The Hypothetical Maturity Payment per Note equals the hypothetical Net Investment Value per Note: $9.725 multiplied by the Hypothetical Index Return Percentage.

(3)	The Hypothetical Amount received per Note Upon Exercise of the Early Redemption Option equals the hypothetical net investment value per Note minus a Redemption Fee equal to 0.25% of the Net Investment Value of the Note.

Discontinuance of the Citi Country Select

If the CBOE discontinues publication of the value of the CCS and/or the Net Investment Value of the Notes, but such value is calculated and published as described in this pricing supplement by another entity (a “successor index publisher”), then the value of the CCS and the Net Investment Value for the Notes, as applicable, will be determined by reference to such value published by the successor index publisher.

If the CBOE discontinues publication of the value of the CCS and if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the CCS, then the value of the CCS will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to the registered holders of the Notes.

If the CBOE discontinues publication of the CCS and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the CCS, the value to be substituted for the CCS for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the CCS prior to any such discontinuance.

If the CBOE discontinues publication of the CCS while Notes are outstanding and prior to the Final Valuation Date, and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the early redemption of all outstanding Notes, (b) the determination of the maturity payment amount, if any, and (c) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the CCS as described in the preceding paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the CCS may adversely affect any trading in the Notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the CCS as described above, the successor index or value will be substituted for the CCS for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the CCS may adversely affect the market value of the Notes, if any.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the CCS or any successor index is changed in any material respect, or if the CCS or any successor index is in any other way modified so that the value of the CCS or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of that index comparable to the value of the CCS or the successor index as if the changes or modifications had not been made, and calculate the value of that index with reference to the CCS or the successor index. Accordingly, if the method of calculating the value of the CCS or any successor index is modified so that the value of the CCS or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Additionally, if any of the countries represented by the Underlying Total Return Indices (i) imposes foreign exchange controls that prevent the conversion of such country’s currency into U.S. dollars (“foreign exchange controls”) or (ii) imposes any form of restrictions on foreign ownership of such country’s equity securities through legislation, official announcement or punitive taxes, as determined in the sole discretion of the calculation agent, such country will be excluded from the methodology calculating the CCS for each month the events in (i) and (ii) above have occurred or are continuing; provided, however that if a country represented by an Underlying Total Return Index then-comprising the CCS is subject to the imposition of foreign exchange controls, such Underlying Total Return Index will remain in the CCS for each month that the foreign exchange controls are continuing and only four of the Underlying Total Return Indices then-comprising the CCS will be reconstituted, if required.

Defeasance

The Notes are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the amount to be received at maturity calculated as though the date of maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of a beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the amount to be received at maturity calculated as though the date of maturity of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.25% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as the paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE CITI COUNTRY SELECT

General

The CBOE began calculating and publishing the daily value of the Citi Country Select under the symbol “CTH” on October 12, 2007, with an initial value of 100 as of June 7, 2004. The CCS is based on a preset methodology (the “Methodology”), developed by the Citigroup Global Quantitative Research Team (the “Methodology Sponsor”) and launched on June 7, 2004.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from 22 country-specific total return indices — the Morgan Stanley Capital International Inc. (“MSCI”) Daily Total Return Net Indices for each of Australia, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom (collectively, the “MSCI Daily Total Return Net Indices”) and the Standard & Poor’s® (“S&P”) 500 Total Return Index (the “S&P 500® Total Return Index”) for the United States (collectively, the “Underlying Total Return Indices”). Each month the CCS is rebalanced, and reconstituted, if required, through the application of the Methodology, which is described below.

Description of the Methodology

The Methodology attempts to determine five countries with equity markets that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS for that month.

The Methodology starts with a fixed universe of 22 countries, each having an equity market represented by one of the Underlying Total Return Indices, and 17 formulaic, economic factors that are analyzed to identify the five potential country out-performers. The universe of 22 countries and 17 factors are fixed and will not change during the term of the Notes.

The application of the Methodology requires formulaic analyses of data with respect to each of the 22 countries through a process summarized by the following three phases:

•	data retrieval;

•	for each of the 22 countries, identification of top 5 of the 17 factors determined based on the Methodology to be the most relevant in explaining the equity out-performance of such country;

•	determination of a country score for each of the 22 countries and the selection of the corresponding top five Underlying Total Return Indices to comprise the CCS.

Data Retrieval

The Methodology was developed by the Methodology Sponsor based on data compiled for each of the 17 factors for each of the 22 countries for the period generally from 1990 to 1998. Where the data for any factor or country for this time period was not available or reliable, data was added to the Methodology data set as such information became available. For example, the Methodology includes factor data for South Africa starting only from 1996.

Each month, the Methodology Sponsor retrieves and compiles data with respect to the 17 factors for each of the 22 countries. Accordingly, a new set of factor data for each of the 17 factors for each of the 22 countries is added each month to the data set for analysis through the Methodology.

The fixed universe of 22 countries, and their corresponding Underlying Total Return Indices, analyzed in the Methodology is as follows:

Bloomberg Index
Ticker Symbol	Index Description	Country

NDDUAS	MSCI Daily Total Return Net Australia USD	Australia
NDDUAT	MSCI Daily Total Return Net Austria USD	Austria
NDDUBE	MSCI Daily Total Return Net Belgium USD	Belgium
NDUEBRAF	MSCI Daily Total Return Net Brazil USD	Brazil
NDDUCA	MSCI Daily Total Return Net Canada USD	Canada
NDDUFR	MSCI Daily Total Return Net France USD	France
NDDUGR	MSCI Daily Total Return Net Germany USD	Germany
NDDUHK	MSCI Daily Total Return Net Hong Kong USD	Hong Kong
NDDUIT	MSCI Daily Total Return Net Italy USD	Italy
NDDUJN	MSCI Daily Total Return Net Japan USD	Japan
NDDUMAF	MSCI Daily Total Return Net Malaysia USD	Malaysia
NDEUMXF	MSCI Daily Total Return Net Mexico USD	Mexico
NDDUNE	MSCI Daily Total Return Net Netherlands USD	Netherlands
NDDUSG	MSCI Daily Total Return Net Singapore USD	Singapore
NDEUSSA	MSCI Daily Total Return Net South Africa USD	South Africa
NDEUSKO	MSCI Daily Total Return Net Korea USD	South Korea
NDDUSP	MSCI Daily Total Return Net Spain USD	Spain
NDDUSW	MSCI Daily Total Return Net Sweden USD	Sweden
NDDUSZ	MSCI Daily Total Return Net Switzerland USD	Switzerland
NDEUSTW	MSCI Daily Total Return Net Taiwan USD	Taiwan
NDDUUK	MSCI Daily Total Return Net United Kingdom USD	United Kingdom
SPTR	S&P 500® Total Return Index	United States

The fixed universe of 17 factors used in the Methodology are organized into 11 clusters as follows:

•	Change in Number of Institutional Brokers Estimates System (“IBES”) Analyst Estimates

•	Dividend Yield

•	Current Domestic Interest Rates

•	FY0 IBES Earnings Yield Less Interest Rates

•	FY1 IBES Earnings Yield Less Interest Rates

•	Return on Equity

•	Market Trends

•	Interest Rate Trend

•	Long-Term (260 day) Price Momentum

•	Medium-Term (65 day) Price Momentum

•	Short-Term (20 day) Price Momentum

•	Cash Earnings Yield

•	Earnings Stability

•	Earnings Yields

•	Earnings Yield based on FY0 IBES Earnings

•	Earnings Yield based on FY1 IBES Earnings

•	Book Ratios

•	Price to Book Ratio

•	Price to Sales Ratio

•	Analyst Earnings Revision Ratio

•	Change in Real Effective Exchange Rate

Data for the 17 factors are collected from publicly available and (with the exception of Change in Real Effective Exchange Rate) third-party databases, which currently include: Factset, DataStream, MSCI, Worldscope and, with respect to Change in Real Effective Exchange Rate, the Citibank Competitive Trade-Weighted Exchange Rate Indices or, if not available from that source, the International Monetary Fund. Data for each of the factors are either directly available from such databases or formulaically determined using such databases. The following table summarizes the data source and any formulaic calculations that are performed to identify each of the 17 factors:

Factor	Data Source(s)	Calculation

Change in Number of IBES Analyst Estimates	Factset	• (Average of the # of estimates each of the last 3 months) / (Average of the # estimates over the last 12 months)

Dividend Yield	Factset	• MSCI calculated dividend yield based on trailing 12 month Gross Dividends per share Dividends Pr ice

FY0 IBES Earnings Yield Less Interest Rates	Factset/DataStream	• (Earnings Yield based on FY0 IBES Earnings) − (current domestic interest rate) • Local market interest rates from DataStream

FY1 IBES Earnings Yield Less Interest Rates	Factset/DataStream	• (Earnings Yield based on FY1 IBES Earnings Estimates) − (current domestic interest rate) • Local market interest rates from DataStream

Return on Equity (“RoE”)	Factset	• An implied market RoE based on aggregate FY0 Earnings per Share and the most recent MSCI calculated market aggregate book values per share EarningsPerShare BookValue

Interest Rate Trend	Factset/DataStream	• Deviation in of the current (actual) domestic interest rate from the 12-month linear trend interest rate forecast

• Local market interest rates from DataStream

IR(DeviationFromTrend) =
IR Z-Score(current) −
IR Z-Score(12-month trend)

  Where IR Z-Score(12-month trend) is obtained by (i) first, normalizing the interest rate across data by calculating the IR Z-Scores and (ii) then calculating the normalized interest rate trend.

Factor	Data Source(s)	Calculation

Long-Term (260 day) Price Momentum	Factset	• Slope of the 260 day linear trend in country (MSCI) index prices
Where x is the time (days) and y is the price.

Medium-Term (65 day) Price Momentum	Factset	• Slope of the 65 day linear trend in country (MSCI) index prices
Where x is the time (days) and y is the price.

Short-Term (20 day) Price Momentum	Factset	• Slope of the 20 day linear trend in country (MSCI) index prices
Where x is the time (days) and y is the price.

Cash Earnings Yield	Factset	• One over the Weighted Median Price to Cash Earnings for the relevant market CashEarnings Price

Earnings Stability	Factset
•   The market-cap weighted aggregate of stock-level IBES five-year Earnings Stability measure.
•   Mean absolute percentage difference between actual reported EPS and a five-year historical EPS growth trend line, expressed as a percentage.

Earnings Yield Based on FY0 IBES Earnings	Factset	• One over the aggregate Weighted Median IBES FY0 Price/Earnings ratio for the relevant market MarketEarnings(FY0) Price

Earnings Yield Based on FY1 IBES Earnings	Factset/Worldscope
•   One over the aggregate Weighted Median IBES FY1 Price/Earnings ratio for the relevant market
•   Calculated using the Worldscope trailing 12 month Cash Earnings (earnings excluding extraordinary items, plus depreciation) as reported by Factset
MarketEarnings(FY1)
Current Price

Price to Book Ratio	Factset/Worldscope	• Weighted Median Market Price/Book calculated using Worldscope trailing 12 month sales per share Price Book

Factor	Data Source(s)	Calculation

Price to Sales Ratio	Factset/Worldscope	• Weighted Median Market Price/Sales calculated using Worldscope trailing 12 month sales per share Pr ice 12MonthSales

Analyst Earnings Revision Ratio	Factset	• A market-cap weighted aggregate of the Earnings Revision Ratios (“ERR”), where the ERR is the number of upgrades less downgrades for FY1 and FY2 as a percentage of total of the number of forecasts

Change in Real Effective Exchange Rate	Citibank Competitive Trade-weighted Exchange Rate Indices (CTERI), or, for countries not in the CTERI, the International Monetary Fund.	• 12 month percentage change in the Real Effective Exchange Rates • Because data is usually delayed, a 6 month lag is used for calculations REERt-6 / REERt-18

Determining the Top Five Factors for Each Country

The Methodology processes the compiled data to determine which five of the 17 factors are the most relevant according to the Methodology in explaining the equity out-performance of each country. This process may result in a different set of top five factors for each country and involves the following steps, which are described in further detail below:

•	Normalize each country’s factors and one-month forward return rate for comparability: for each factor, calculate the mean and the z-scores (as defined below) across all countries; for each month, calculate the mean and the z-scores for the one-month forward returns of the countries

•	Find factor correlation to out-performance: for each country, regress the factor z-scores (t-1) on the one-month forward return z-score (t) over time to determine which factors have a high correlation with high one-month forward returns for such country. The resulting correlation coefficients for a country’s factors are then normalized by standard errors to obtain information coefficients for each factor

•	Identify top five factors and their weights: from each of the 11 factor clusters, select the factor with the highest information coefficient; then select the top five of factors for each country. The five factors are then weighted according to the ratio of the information coefficient assigned to each factor to the aggregate of information coefficients assigned to all top five factors.

Normalize the Factors and One-Month Forward Return Rates for Comparability

In order to facilitate comparability across factors, all factor data are converted into Factor Z-Scores using the following formula:

where:

Zxi is the Z-Score for factor X for country i;

is the Factor Mean;

Xi is the Factor Value for country i;

sxi is the standard deviation for factor X for country i, where the standard deviation for each factor is defined using the following formula:

For each factor, an average value for the 22 countries and a standard deviation for each country are calculated and a score based on how many standard deviations such factor is away from the Factor Mean is calculated. If a country has a positive Factor Z-Score with respect to a specific factor, it means that its Factor Value is higher than the Factor Mean. Conversely, if a country has a negative Factor Z-Score with respect to a specific factor, it means that its Factor Value is lower than the Factor Mean. In order to ensure that a single factor does not overwhelm the results for a specific country, the Factor Z-Scores are capped at 2.5 (for positive Factor Z-Scores) and −2.5 (for negative Factor Z-Scores).

A similar calculation is done for each country’s one-month forward return, which is calculated by dividing the closing value of the relevant Underlying Total Return Index on the last business day for the index of the immediately previous month by the closing value of the relevant Underlying Total Return Index on the last business day of the second previous month. The results of these calculations produce a forward return mean across all countries and a Return Z-Score for each country. Like the Factor Z-Scores, if a country has a positive Return Z-Score, it means that its one-month forward return value is higher than the forward return mean and, accordingly, it has out-performed with respect to the average performance of the countries. Conversely, if a country has a negative Return Z-Score, it means that its Return Z-Score is lower than the forward return mean and, accordingly, it has underperformed the average performance of the countries.

Find factor correlation to out-performance

In order to identify the five factors that might best predict the one-month forward return out-performance of a specific country, the Methodology examines the correlation between the 17 factors for each country and that country’s one-month forward return. Thus, for example, factor data for the end of September are paired with October’s returns for each country. This analysis is performed through a time series regression whereby, for each country and for each factor, the Factor Z-Score is regressed on the one-month forward return Z-Score for all available data periods to obtain a correlation coefficient for each factor based on the following formula:

where:

Zx(i)(t-1) is the Z-Score for Factor X and country i at time t-1;

Zy(i)(t) is the Z-Score for one-month forward return for country i at time t;

RZx(i)Zy(i) is the correlation coefficient relating to Factor X for country i;

T represents the number of data samples for country i.

The resulting correlation coefficients for each of the 17 factors for each country are then divided by the standard error for each correlation coefficient to obtain each factor’s Information Coefficient. The standard error can be calculated using the following formula and measures the estimated accuracy of the correlation coefficient:

An Information Coefficient for each factor is then obtained for each of the 17 factors for each of the 22 countries through application of the following formula:

Where ICxi is the Information Coefficient for factor X and country i.

Identify top five factors and their weights

For each country, the five factors with the highest Information Coefficients are identified. If two or more of the top five Information Coefficients are in the same factor cluster, only the factor with the highest Information Coefficient in that cluster is selected. The five Information Coefficients are then weighted based on the ratio of each Information Coefficient to the rest of the Information Coefficients for that country, using the following formula:

In order to ensure that a single factor does not overwhelm the results, the weights for the Information Coefficients may not be greater than 75% or less than 2%. In addition, each factor is assigned a “positive” or a “negative” designation prior to the execution of the Methodology, so that if a “positive” factor returns a negative Information Coefficient, such factor is given negligible weight.

Determination of the Country Score and the Selection of Top Five Countries

Using the top five factors and their weights identified through the Methodology described above, each country receives a country score as follows:

where:

Zxi is the Factor Z-Score for factor X for country i;

Weightxi is the weight assigned to the corresponding factor as provided above for country i.

Once all 22 country scores have been calculated, the Methodology ranks the 22 countries by the country score and selects the five countries with the highest country scores to comprise the CCS on an initially equally weighted basis. The Methodology is repeated monthly and the CCS is rebalanced and reconstituted each month as described below.

Monthly Rebalancing and Reconstitution (if required) of the CCS

On the fifth Index Rebalancing Day of each month, the CBOE will rebalance and reconstitute the CCS based upon the five countries to be included in the CCS for such month as determined by the Methodology Sponsor. The CBOE will remove the Underlying Total Return Index of any country no longer to be included in the CCS and will add the Underlying Total Return Index of any country newly included in the CCS. The CBOE will then deduct the applicable Country Adjustment Factors, if any, from the value of the CCS. All calculations will be based upon the closing level of each of the Underlying Total Return Indices (whether being removed or added) as of the fifth Index Rebalancing Day of each month. Regardless of whether the countries comprising the CCS have changed, the CBOE will also rebalance the CCS on the fifth Index Rebalancing Day of each month, based upon the closing value of each of the Underlying Total Return on that day, so that the values of each of the Underlying Total Return Indices then-comprising the CCS are equally weighted and each contribute 20% to the value of the CCS.

An Index Rebalancing Day is a day, as determined by the calculation agent, on which (i) all data required for the computation of 17 factors for each of the 22 countries are published or otherwise readily available, and the CCS or any successor index is calculated and published, and (ii) securities comprising more than 80% of the value of each of the Underlying Total Return Indices then-comprising or to be added to the CCS is capable of being traded on its relevant exchange or market during the one-half hour before the determination of the closing value of such Underlying Total Return Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

CCS Adjustment Factors

Two types of adjustment factors will be applied to the return of the CCS. First, an Index Adjustment Factor of 1.25% per annum will be deducted from the value of the CCS. The amount of the Index Adjustment Factor each month will be calculated and deducted from the value of the CCS on the first Index Business Day of each month by multiplying (i) the Index Adjustment Factor of 1.25% per annum and (ii) the product of (x) the arithmetic average of the closing values of the CCS on every Index Business Day in the prior month and (y) a fraction, the numerator of which is the actual number of calendar days in that month and the denominator of which is 365.

Second, Country Adjustment Factors will be deducted from the value of the CCS on the fifth Index Rebalancing Day in any month where the country composition of the CCS is changed. When a country is removed from the CCS (as represented by the removal of its corresponding Underlying Total Return Index), the applicable Country Adjustment Factor will be applied to the value of the CCS represented by the value of each Underlying Total Return Index removed. When a country is added to the CCS (as represented by the addition of its corresponding Underlying Total Return Index), the applicable Country Adjustment Factor will be applied to 20% of the value of the CCS for each Underlying Total Return Index added. The table below lists the Country Adjustment Factor applicable to each of the 22 countries:

Country	Adjustment Factor	Country	Adjustment Factor

Australia	0.03%	Mexico	0.15%
Austria	0.10%	The Netherlands	0.03%
Belgium	0.03%	Singapore	0.30%
Brazil	0.00%	South Africa	0.20%
Canada	0.05%	South Korea	0.30%
France	0.03%	Spain	0.05%
Germany	0.03%	Sweden	0.03%
Hong Kong	0.30%	Switzerland	0.03%
Italy	0.03%	Taiwan	0.30%
Japan	0.03%	United Kingdom	0.03%
Malaysia	0.30%	United States	0.00%

Both types of adjustment factors will remain unchanged throughout the term of the Notes.

Discontinuance of an Underlying Total Return Index

If the MSCI discontinues publication of any of the Underlying Total Return Indices published by MSCI or if S&P discontinues publication of S&P 500 Total Return Index, and if MSCI, S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index, then the value of that index will be determined by reference to the value of the substitute index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to the registered holders of the Notes.

If MSCI discontinues publication of any of the Underlying Total Return Indices published by MSCI or if S&P discontinues publication of S&P 500 Total Return Index, and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the discontinued index, the value to be substituted for such index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate such index prior to any such discontinuance.

If MSCI discontinues publication of any of the Underlying Total Return Indices published by MSCI or if S&P discontinues publication of S&P 500 Total Return Index, while the Notes are outstanding and prior to the Final Valuation Date, and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the early redemption of all outstanding Notes, (b) the determination of the maturity payment amount, if any, and (c) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of such index as described in the preceding paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the any of the Underlying Total Return Indices may adversely affect any secondary market in the Notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the any of the Underlying Total Return Indices as described above, the successor index or value will be substituted for such index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Underlying Total Return Indices may adversely affect the secondary market value of the Notes, if any.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating any of the Underlying Total Return Indices, or any successor index is changed in any material respect, or if any of the Underlying Total Return Indices, or any successor index is in any other way modified so that the value of such Underlying Total Return Indices, or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of that index comparable to the value of Underlying Total Return Index, or the successor index, as appropriate, as if the changes or modifications had not been made, and calculate the value of that index with reference to any of the Underlying Total Return Country Indices, or the successor index, as appropriate. Accordingly, if the method of calculating the value of any of the Underlying Total Return Indices, or any successor index is modified so that the value of any of the Underlying Total Return Indices, or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

In addition, if any of the countries represented by the Underlying Total Return Indices (i) imposes foreign exchange controls that prevent the conversion of such country’s currency into U.S. dollars (“foreign exchange controls”) or (ii) imposes any form of restrictions on foreign ownership of such country’s equity securities through legislation, official announcement or punitive taxes, as determined in the sole discretion of the calculation agent, such country will be excluded from the methodology calculating the CCS for each month the events in (i) and (ii) above have occurred or are continuing; provided, however that if a country represented by an Underlying Total Return Index then-comprising the CCS is subject to the imposition of foreign exchange controls, such Underlying Total Return Index will remain in the CCS for each month that the foreign exchange controls are continuing and only four of the Underlying Total Return Indices then-comprising the CCS will be reconstituted, if required.

Hypothetical Historical Data on the CCS

The table below sets forth the hypothetical historical high and low closing values of the CCS from June 2004 through January 2008. Each value was calculated as if the CCS had been created on June 7, 2004 with an initial value of 100. The CBOE actually began calculating and publishing the daily value of the CCS under the symbol “CTH” on October 12, 2007, with an initial value of 100 as of June 7, 2004. The hypothetical historical closing values set forth below have not been reviewed or verified by the CBOE, MSCI or S&P.

Actual historical results of the Methodology were used to calculate the hypothetical historical closing values of the CCS. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the CCS or the future performance of the CCS. Any hypothetical historical upward or downward trend in the value of the CCS during any period set forth below is not an indication that the CCS is more or less likely to increase or decrease at any time during the term of the Notes.

	2004		2005		2006		2007		2008
	High	Low	High	Low	High	Low	High	Low	High	Low

January			133.33	127.85	186.01	174.02	231.10	221.54	259.95	217.60
February			143.50	133.36	189.26	180.86	237.97	228.97
March			144.63	134.03	190.16	180.61	233.69	216.02
April			138.14	131.10	201.15	189.28	246.89	234.62
May			134.53	129.33	209.05	187.42	251.46	242.04
June	100.55	94.87	138.87	133.79	193.43	176.01	254.05	244.90
July	102.47	98.73	146.01	134.83	191.73	180.20	262.43	244.33
August	106.88	100.18	153.12	146.45	198.87	189.80	250.17	221.66
September	112.28	107.41	159.59	152.24	201.15	195.04	254.85	237.15
October	116.99	112.90	159.37	148.56	211.26	200.81	278.37	256.52
November	125.75	115.51	161.84	154.70	219.42	210.86	274.08	252.27
December	132.32	123.44	171.01	162.44	227.99	217.78	270.43	251.05

Hypothetical and Actual Historical Closing Values Graph

The graph below sets forth the hypothetical historical closing values of the CCS on each Index Business Day commencing on June 7, 2004 and ending on October 11, 2007. The graph also sets forth the actual closing values of the CCS on each Index Business Day commencing on October 12, 2007 and ending on February 22, 2008. Neither hypothetical nor actual past movements of the CCS are indicative of future closing values.

Citigroup Funding issued $70,000,000 principal amount of notes linked to the CCS (7,000,000 notes) on November 27, 2007. The initial net investment value of the Notes was $9.725 on November 27, 2007. During the period beginning November 27, 2007 and ending February 22, 2008, inclusive, the highest net investment value of the Notes was $10.36 and the lowest net investment value of the Notes was $8.34. Past historical values should not be taken as an indication of future results.

DESCRIPTION OF THE MSCI DAILY TOTAL RETURN NET INDICES

All the disclosure in this pricing supplement regarding the MSCI Daily Total Return Net Indices, including, without limitation, their make-up, method of calculation and changes in their components, is derived from the MSCI Standard Index Series Methodology Book, the MSCI Global Investable Market Indices Methodology Book and other publicly available information. This information reflects the policies of MSCI, as stated in its publicly available information, and is subject to change by MSCI Barra at its discretion. MSCI Barra has no obligation to continue to publish, and may discontinue publication of, the MSCI Daily Total Return Net Indices. None of Citigroup Inc., Citigroup Funding or Citigroup Global Markets has independently verified the accuracy or completeness of any information relating to the MSCI Daily Total Return Net Indices.

MSCI’s Daily Total Return Net Methodology

All of the MSCI Indices underlying the CCS apply MSCI’s Daily Total Return (DTR) methodology to reinvest cash dividends in such indices on the day a particular security is quoted. The MSCI Daily Total Return Net Indices approximate the minimum possible dividend reinvestment. The dividend is reinvested after deduction of a withholding tax, applying the maximum rate applicable to institutional investors. MSCI uses different withholding tax depending upon if the index series is international or domestic. For the international indices, the maximum rate applicable to non-resident institutional investors who do not benefit from double taxation treaties. The withholding tax rates applicable to each of the relevant Underlying Total Return Indices can be found on the MSCI Barra website.

Constructing the MSCI Standard Index Series

To construct relevant and accurate equity indices for the global institutional investor, MSCI undertakes an index construction process, which involves:

•	Defining the equity universe.

•	Adjusting the total market capitalization of all securities in the universe for free float available to foreign investors.

•	Classifying the universe of securities under the Global Industry Classification Standard (the “GICS”).

•	Selecting securities for inclusion according to MSCI’s index construction rules and guidelines.

Defining the Equity Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are generally eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe. These are considered fully even if a subset serves as a basis of creation of depositary receipts.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors.

MSCI’s estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to an industry that describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI’s objective of reflecting broad and fair industry representation in its indices.

•	The GICS consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries. Each company is assigned uniquely to one sub-industry according to its principal business activity.

Selecting Securities for Index Inclusion

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of (i) each company’s business activities and the diversification that its securities would bring to the index; (ii) the size (based on free float-adjusted market capitalization) and liquidity of securities; and (iii) the estimated free float for the company and its individual share classes.

Maintaining the MSCI Standard Index Series

Overall, index maintenance can be described by three broad categories of implementation of changes:

•	Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

•	Quarterly index reviews, aimed at promptly reflecting other significant market events.

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices promptly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November. All changes resulting from the corporate events are announced prior to their implementation in the MSCI Indices.

MSCI Global Investable Market Indices

In March 2007, MSCI Barra announced that it would enhance its Standard Index methodology by moving from a sampled multi-cap approach to an approach targeting more exhaustive coverage with non-overlapping size segments. The current indices in its MSCI Standard Index Series will transition to the Global Investable Market Indices methodology in two phases. Information regarding the Global Investable Market Indices methodology can be found on the MSCI Barra website.

In preparation for the transition, “Provisional Standard Indices” will be calculated using the Global Investable Market Indices methodology starting with a base level of 1,000 as of the close of May 31, 2007.

In the first phase of the transition in November 2007:

•	After rebalancing the Provisional Standard Indices as per the semi-annual index review using the Global Investable Market Indices methodology, they will be compared with the relevant indices in the MSCI Standard Index Series.

•	All companies that are in a Provisional Standard Index but not in the corresponding index in the MSCI Standard Index Series will be added to such index at half of their free float-adjusted market capitalization, and companies that are not in the Provisional Standard Index but are in the corresponding index in the MSCI Standard Index Series will be retained in such index but at only half of their free float-adjusted market capitalization.

In the second and final phase in May 2008:

•	The Provisional Standard Indices will be rebalanced.

•	Any and all differences between a rebalanced Provisional Standard Index and the corresponding index in the MSCI Standard Index Series will be fully implemented in such index. The Provisional Standard Indices will then be discontinued.

The notes will be linked to the indices in the MSCI Standard Index Series, not the Provisional Standard Indices during the transition.

License Agreement

MSCI and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by MSCI in connection with certain financial instruments, including the notes.

The license agreement between MSCI and Citigroup Global Markets provides that the following language must be stated in this Pricing Supplement:

“The notes are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. MSCI’s only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of MSCI and of the MSCI Daily Total Return Net Indices, which is determined, composed and calculated by MSCI without regard to Citigroup Funding or the notes. MSCI has no obligation to take the needs of Citigroup Funding or the holders of the notes into consideration in determining, composing or calculating the MSCI Daily Total Return Net Indices. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued. MSCI has no obligation or liability in connection with the administration, marketing or trading of the notes.”

DESCRIPTION OF THE S&P 500® TOTAL RETURN INDEX

The S&P 500® Total Return Index

General

The S&P 500® Total Return Index is published by Standard & Poor’s (“S&P”), a division of the McGraw Hill Companies, Inc. The S&P 500® Total Return Index is the total return version of the S&P 500 Index and is calculated in the same manner as the S&P 500® Index as described below provided that, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index is published by Standard & Poor’s (“S&P”) and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of January 31, 2008, the common stocks of 424 of the 500 companies included in the S&P 500® Index were listed on the New York Stock Exchange (the “NYSE”). As of January 31, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of January 31, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (8.8%), Consumer Staples (10.3%), Energy (12.3%), Financials (18.6%), Health Care (12.1%), Industrials (11.7%), Information Technology (15.6%), Materials (3.4%), Telecommunication Services (3.5%) and Utilities (3.6%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

License Agreement

S&P and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this Pricing Supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P’s only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Total Return Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding or the notes. S&P has no obligation to take the needs of Citigroup Funding or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Total Return Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the Notes. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the Notes by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes (a “U.S. Holder”).

This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the Notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the Notes as capital assets or (v) persons that did not purchase the Notes in the initial offering. Partners of partnerships holding the Notes should consult their tax advisors.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a Note, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract providing for the future payment based on the value of the Underlying Index under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Under the above characterization of the Notes, at maturity, upon a redemption of the Notes for cash prior to or at maturity, or upon the sale or other taxable disposition of a Note by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity or the amount realized as a result of a redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the Notes. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition.

Possible Alternative Treatment

Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Notes as prepaid forward contracts and the tax treatment described above. It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Possible alternative treatments of the Notes could include recognition of ordinary income, gain or, possibly, loss when the components of the Underlying Index change, when the Underlying Index is rebalanced, when changes are made to one or more of the underlying indices, or when dividends on the shares underlying the Underlying Index are paid. Due to the lack of authority addressing the appropriate tax treatment of the Notes, the IRS may take the position that certain changes in the components of the Underlying Index or its underlying indices, including a change in the weight of the components in the Underlying Index after a rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis to the extent of the amount attributable to dividends and other current returns in respect of the underlying indices. In fact, in an attempt to address issues with respect to the character and timing of income on financial instruments similar to the Notes, The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed below. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Finally, the IRS and U.S. Treasury Department issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to prepaid forward contracts in respect of the stock of most corporations, including the Notes, assuming none of the companies included in the Underlying Index is not and will not become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include prepaid forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the Notes. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the Underlying Index or upon changes in the one or more of its underlying indices between the issue date and the date of the disposition of the Notes.

Other possible alternative treatment includes treatment of the Notes as contingent payment debt instruments or as each consisting of a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a holder of the Notes that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the Notes, and assuming the correctness of the intended treatment of the Notes discussed above, any payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon a redemption, sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

In the Notice discussed above under Possible Alternative Treatment, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the Notes should see the discussion relating to U.S. Holders of the Notes, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $11,850,000 principal amount of Notes (1,185,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers, including Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.25 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.25 per Note on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.25 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes — Risk Factors Relating to the Notes — The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks or Futures Contracts Included in the Indices Comprising the CCS or Derivative Instruments Related to the Indices Comprising the CCS by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this pricing supplement and accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

ANNEX A

OFFICIAL NOTICE OF REDEMPTION

Dated:

Citigroup Funding Inc.
399 Park Avenue
New York, New York 10043

Citigroup Global Markets Inc., as Calculation Agent
390 Greenwich Street, 3rd Floor
New York, New York 10013
+1 (646) 328-2816

Dear Sirs and Madams:

The undersigned holder of the Strategic Market Access Notes Based Upon the Citi Country Select Due March 16, 2011 of Citigroup Funding Inc. (CUSIP No. 17311G128) (the “Notes”), hereby irrevocably elects to exercise with respect to the number of Notes indicated below (minimum 1,000 Notes required), as of the date hereof, the redemption right as described in the pricing supplement dated February 22, 2008 (the “Pricing Supplement”) to the prospectus supplement dated April 13, 2006 and the prospectus dated March 10, 2006 related to Registration Statement No. 333-132370. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

The undersigned certifies to you that (1) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Notes) and; (2) it will cause the Notes to be redeemed to be transferred to the trustee on or before the fifth trading day following the Redemption Valuation Date.

Very truly yours,

[Name of Holder]

By:
[Title]
[Tel. No.]
[Fax No.]

Number of Notes surrendered for redemption (minimum 1,000 Notes required):

Receipt of the above
Official Notice of Redemption is hereby acknowledged

CITIGROUP FUNDING INC., as Issuer
CITIGROUP GLOBAL MARKETS INC., as Calculation Agent

By: CITIGROUP GLOBAL MARKETS INC., as Calculation Agent
By:
Title:

Date and time of acknowledgement:

     You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the cover of such document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

1,185,000
Strategic Market Access Notes

Based Upon
the Citi Country Select
Due March 16, 2011
($10 principal amount per Note)
Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally
Guaranteed by Citigroup Inc.

Pricing Supplement
February 22, 2008
(Including
Prospectus Supplement
Dated April 13, 2006
and
Prospectus
Dated March 10, 2006)